CONVERTIBLE PROMISSORY NOTE

Dated:  [*]              Amount: $[*]

THIS CONVERTIBLE PROMISSORY NOTE (“Note”) is entered into this [*] day of [*], 202[*], by and between GZ6G Technologies Corp. (“Company”, “GZIC”, “Borrower”), a publicly traded company incorporated in the State of Nevada, and eSilkroad Network Limited (“eSilk”, “Lender”), a privately held Wyoming corporation, wherein eSilk has provided [*] ($[*]) in [*] Dollars ($[*]) increments to GZIC, pursuant to a Loan Treaty entered into on December 21, 2020, and an extension of the loan treaty (Loan Treaty Extension) on April 20, 2021, and on the terms and conditions set forth below.

The Loan Treaty Extension calls for the provision of One Million Dollars ($1,00,000) in $250,000 increments by eSilk to GZIC.  The Principal Amount of $250,000 shall carry an interest rate of 8% per annum (“Interest”); the Principal Amount and any accrued and unpaid Interest shall be repaid upon the one-year anniversary of the deposit of the funds into the Huntington Bank IOLTA account of SD Mitchell & Associates, PLC (“Due Date”).
Funds deposited into the Huntington Bank IOLTA Account of SD Mitchell & Associates, shall be dispersed pursuant to instructions dictated by GZIC.
The Borrower covenants, promises and agrees as follows:
1. Interest and Payment. This Note shall carry an interest rate of 8% per annum and shall be paid, along with the Principal Amount, on the Due Date. The payment of the Principal Amount and/or Interest shall be made at the Lender’s address as it appears underneath the signature line of this Note, or at such other places as may be designated by Lender.
2. Term. The term of this Note shall be for twelve months commencing on the date of each $250,000 deposit of the Loan Treaty into the Huntington Bank IOLTA account. This Note may be repaid without penalty, at any time during the twelve months, with Notice, by paying to the Lender the entire outstanding Principal Amount and all accrued but unpaid Interest on this Note, or in amounts agreed upon by both the Lender and the Borrower.
2.1 Receipt of Funds. In order to acknowledge receipt of funds from Lender, SD Mitchell & Associates shall acknowledge, to Lender, and Borrower, verification of the date the funds were posted into its Huntington Bank IOLTA account.

2.1.1 Dates Funds Received. The following date is the date $250,000 was received into the IOLTA account:
(a) [*]
3. Use of Proceeds. GZIC shall use the funds underlying this Note to pay overhead and operating costs of the Company, at its discretion, relative to the needs of the Company.
4.  Conversion.  At the option of the Lender, each $250,000 loaned to the Company may be converted into common shares of the Company at the rate of 25% discount to the close of business on November 23, 2020 ($0.26 x 25% = $0.195); $0.195 per share.
4.1 Date of Conversion.  Each $250,000 may be converted at the one year anniversary of the deposit of the $250,000 and subsequent disbursement to the Company of the $250,000, unless the Company becomes a fully reporting company, at which time the holding period would be six months, or if the underlying shares are registered.
5. Default.
5.1 Events of Default. The entire unpaid and unredeemed balance of the Principal Amount and all Interest accrued and unpaid on this Note shall, at the election of Holder, be and become immediately due and payable upon the occurrence of any of the following events (a “Default Event”):
(a) The non-payment by the Borrower when due of the Principal Amount and Interest as provided in this Note;
(b) If the Borrower (i) applies for or consents to the appointment of, or if there shall be a taking of possession by, a receiver, custodian, trustee, or liquidator for the Borrower or any of its property; (ii) becomes generally unable to pay its debts as they become due; (iii) makes a general assignment for benefit of creditors or becomes insolvent; (iv) files or is served with any petition for relief under the Bankruptcy Code or any similar federal or state statute; (v) has any judgment entered against it in excess of $1,000,000 in any one instance or in the aggregate during any consecutive twelve (12) month period, or has any attachment or levy made to or against any of its property or assets; (vi) defaults with respect to any evidence of indebtedness or liability for borrowed money, or any such indebtedness shall not be paid as and when due and payable; or (vii) has assessed or imposed against it, or if there shall exist, any general or specific lien for any federal, state or local taxes or charges against any of its property or assets; or
(c) If the Company (i) enters into any merger, sale, or acquisition agreement with any third party; (ii) where a change of control occurs; (iii) where a sale of all, or substantially all, of its assets occur; or (iv) the Company fails to remain current in its public filings, or is deemed non-compliant by any regulatory agency monitoring its public filings.

5.2 Rights upon Default. The sole right and remedy, upon default of this Note, is to place a lien on the Company’s assets under the UCC regulations, and to demand immediate payment of any outstanding balance of the principal, along with accrued, and unpaid, interest on the Note.
6. Failure to Act and Waiver. No failure or delay by Lender to insist upon the strict performance of any term of this Note or to exercise any right, power or remedy consequent upon a default hereunder shall constitute a waiver of any such term or any such breach, or preclude the Holder from exercising any such right, power, or remedy at any later time or times. By accepting payment after the due date of any amount payable under this Note, Lender shall not be deemed to waive the right either to require payment when due of all other amounts payable under this Note, or to declare a default for failure to effect such a payment of any such other amount.
The failure of Lender to give notice of any failure or breach of the Company under this Note shall not constitute a waiver of any right or remedy in respect of such continuing failure or breach or any subsequent failure or breach.
7. Consent to Jurisdiction. The Company hereby agrees and consents that any action, suit or proceeding arising out of this Note may be brought in any appropriate court in the State of Nevada, having jurisdiction over the subject matter, all at the sole election of Lender, and by the issuance and execution of this Note the Borrower irrevocably consents to the jurisdiction of each such court.
8. Transfer/Assignment. This Note shall not be transferred or assigned without the written consent of both parties.
9. Notices. All notices and communications under this Note shall be in writing and shall be either emailed, with acknowledgement of receipt of such email, delivered in person or accompanied by a signed receipt thereof or mailed first-class, certified mail, return receipt requested, postage prepaid, and addressed as follows:
If to the Lender:
eSilkroad Network Limited
9110 63rd Drive, 2nd Floor
Rego Park
New York, New York 11374

And if to the Borrower:
GZ6G Technologies Corp.
3333 Michelson Dr., 3rd Floor
Irvine, CA 92612

Any notice of communication shall be deemed given and received as of the date of such delivery or mailing.
10. Governing Law. This Note shall be governed by and construed and enforced in accordance with the laws of the State of Nevada.
By signing below, the undersigned do hereby acknowledge receipt, review, and agreement with the terms and conditions of this Note as stated above.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed on this [*] day of [*], 202[*]:

GZ6G TECHNOLOGIES CORP	ESILKROAD NETWORK LIMITED

/s/	/s/
William Coleman Smith	Ruben Yakubov
President/CEO	President